Report of Independent Registered Public Accounting Firm
To the Board of Directors
National Tax Search, LLC
We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with Securities and Exchange Commission's Regulation AB Servicing Criteria, that National Tax
Search, LLC (the "Company") complied with certain servicing criteria set forth in Item 1122(d) of the Security and
Exchange Commission's Regulation AB for the National Tax Search TaxQ system (the "Platform") as of and for the year ended December 31, 2012. The Company has determined that only certain servicing criteria, II22(d)(I)(ii),
II22(d)(I)(iv), II22(d)(2)(ii), II22(d)(2)(v), II22(d)(2)(vi), II22(d)(2)(vii), II22(d)(4)(xi), and II22(d)(4)(xii), are applicable to the activities performed by it with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item II22(d) of the SEC Regulation AB are not applicable to the activities performed by it with respect to the Platform covered by this report.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination. Our examination was conducted in accordance with standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2012 for the Platform is fairly stated in all material respects.
/s/ Plante & Moran, PLLC
Chicago, IL
February 8, 2013